Exhibit 99.1

Kaiser Aluminum Corporation Reports First Quarter 2021 Financial Results

First Quarter 2021 Highlights:

o	Net Sales $324 Million; Value Added Revenue $172 Million
o	Net Income $5 Million; Net Income per Diluted Share $0.28
o	Adjusted Net Income $10 Million; Adjusted Earnings per Diluted Share $0.64
o	Adjusted EBITDA $38 Million; Adjusted EBITDA Margin 21.8%
o	Improving Conditions Across Served End-Markets
o	Increasing Efficiencies and Operating Leverage on Higher Volume
o	Successfully Completed $670 Million Acquisition of Alcoa Warrick LLC

FOOTHILL RANCH, Calif., April 28, 2021 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced first quarter 2021 results.

First Quarter 2021 Management Summary

“Solid first quarter 2021 results reflected improvement in each of our end markets compared to the second half 2020 run-rate as pandemic related conditions began to normalize,” said Keith A. Harvey, President and Chief Executive Officer. “Value added revenue of $172 million increased 12% compared to the second half 2020 run-rate driven by double-digit growth in our general engineering and automotive end markets and continued strength in demand for our defense applications. Adjusted EBITDA of $38 million increased 25% compared to the second half 2020 run-rate with adjusted EBITDA margin a solid 21.8%, further demonstrating strong operating leverage and improving efficiencies.

“We also reached a significant milestone in the evolution of the Company as we successfully completed the acquisition of Alcoa Warrick LLC (“Warrick”) on March 31, 2021 adding the attractive and growing packaging end market to our portfolio of served markets,” stated Mr. Harvey. “The Warrick facility has been well maintained and is operated by a deeply talented and experienced management team and workforce. For decades, the Warrick rolling mill has served the North American packaging market with a unique and substantial capability in coated and bare products for beverage and food packaging applications. Warrick’s reputation as a quality and strategic supplier to its customer base is solid and well established.

“We expect to continue serving these markets with the intent to meet the growing needs of our customers and further differentiate Warrick as the premier supplier in the markets we serve. Initial discussions with our packaging customers depict strong demand growth and a desire to partner with a domestic supplier that can deliver highly sustainable aluminum can sheet products. As we continue to finalize our strategic path forward, we fully anticipate that our plans will include a number of organic investments designed to maximize the potential of Warrick and to further support our long-term growth,” stated Mr. Harvey.

Outlook

“Prior to completion of the acquisition, our outlook for the full year 2021 anticipated total value added revenue up 5% to 10% year-over-year and an adjusted EBITDA margin comparable to 2020 driven by strong growth in automotive, defense and general engineering applications. With the acquisition of Warrick now completed, we have updated the full year outlook for 2021 to reflect approximately $375 million to $400 million of additional value added revenue for the remainder of the year and reiterate our expectation of an adjusted EBITDA margin comparable to 2020,” stated Mr. Harvey.

The Company anticipates aerospace/high strength demand to continue improving through the balance of the year driven by growth in defense related programs and business jet production.  Demand for the Company’s products related to large commercial airframe production appears to have stabilized with continued recovery through

2023-2024.

Demand for the Company’s automotive applications remains robust with multiple new programs successfully launched and underway. The Company has experienced slight delays in some programs mainly due to the semiconductor chip shortage anticipated to continue through the first half of 2021. If the shortage is not recoverable in the second half 2021, automotive value added revenue for the year could be slightly lower than previously anticipated.

Strength in demand for the Company’s general engineering applications continues to reflect strong underlying demand driven by growth in semiconductor and automotive applications, strong service center demand, and restocking in the supply chain as lead-times from mills continue to extend.

The outlook for aluminum packaging is very promising with favorable demand and industry dynamics. North American can demand was up 5% year-over-year in 2020 and projected to increase an additional 3% to 5% in 2021 and beyond. Can stock demand is driven by sustainability trends and the secular shift from plastic to aluminum in the packaging industry and growing consumer preference for crafted beer and spiked seltzer. In addition, capacity for beverage and food can stock has shifted from aluminum packaging into other end markets including automotive and other industrial applications

“As we look forward, we are well positioned for continued long-term growth with a diversified portfolio and strong secular growth trends in each of our served end markets:

•	Packaging with sustainability-driven conversion from plastics in beverage and food can applications,
•	Aerospace/high strength with a return in global passenger air travel,
•	Automotive extrusions with continued light weighting of vehicles to achieve fuel economy, and
•	General engineering end markets with strong demand for domestic supply of our broad offering of fabricated products.

“We have identified multiple expansion opportunities to accelerate our growth in our served markets and we have solid liquidity and financial flexibility to support these opportunities for profitable growth. We anticipate providing additional details around our investment plans during our July earnings call, if not earlier,” concluded Mr. Harvey.

First Quarter 2021 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	1Q21	2H20 AVG	4Q20	3Q20	2Q20	1Q20
Shipments (millions of lbs.)	137	114	119	109	119	156

Net sales	$324	$264	$272	$256	$276	$369
Less hedged cost of alloyed metal[1]	(152)	(111)	(121)	(101)	(101)	(153)
Value added revenue	$172	$153	$152	$154	$175	$217

Realized price per pound ($/lb.)
Net sales	$2.37	$2.32	$2.28	$2.35	$2.32	$2.37
Less hedged cost of alloyed metal	(1.12)	(0.97)	(1.01)	(0.93)	(0.85)	(0.98)
Value added revenue	$1.25	$1.35	$1.27	$1.42	$1.47	$1.39

As reported
Operating income	$17	$15	$19	$12	$5	$46
Net income (loss)	$5	$3	$6	$0.4	$(7)	$29
Net income per share, diluted[2]	$0.28	$0.20	$0.37	$0.02	$(0.41)	$1.81

Adjusted[3]
Operating income	$24	$17	$15	$19	$21	$46
EBITDA[4]	$38	$31	$29	$32	$34	$59
EBITDA margin[5]	21.8%	19.6%	18.8%	20.4%	19.7%	27.4%
Net income	$10	$6	$6	$6	$6	$30
EPS, diluted[2]	$0.64	$0.37	$0.35	$0.39	$0.36	$1.90

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]

Adjusted numbers exclude non-run-rate items. Adjusted 3Q20 results recast to reflect $1.3 million of Warrick acquisition related costs as non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).

[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

First Quarter 2021

Net sales for the first quarter 2021 increased to $324 million compared to the second half 2020 run-rate of $264 million on higher shipments. Compared to the prior year period, net sales decreased from $369 million, reflecting a 12% decrease in shipments. The decrease in average selling price reflected an approximately 10% decrease in value added revenue per pound and a 14% increase in underlying contained metal costs.

Value added revenue for the first quarter 2021 increased to $172 million compared to the second half 2020 run-rate of $153 million driven primarily by increasing demand for the Company’s general engineering and automotive applications. Compared to the prior year period, value added revenue in the first quarter declined from $217 million primarily driven by the decline in commercial aerospace demand.

Value added revenue for the Company’s aerospace/high strength applications increased slightly to $71 million on a 23% increase in shipments compared to the second half 2020 run-rate, which included approximately $15 million of additional revenue recognized in the third quarter related to modifications to the 2020 customer declarations under multi-year contracts.  The increase in value added revenue and shipments reflects continued strength in demand for the Company’s defense related applications and improving demand for business jets, as commercial aerospace demand while stabilizing, remains weak. Compared to the prior year period, value added revenue for the Company’s aerospace/high strength applications decreased 46% on a comparable decline in shipments reflecting the impact of the COVID-19 pandemic on commercial aerospace demand, while demand for defense applications remained strong.

Automotive value added revenue for the first quarter 2021 demonstrated continued improvement increasing 11% to $28 million on an 8% increase in shipments compared to the second half 2020 run-rate. Compared to the prior year period, value added revenue for automotive extrusions increased 15% on a 12% increase in shipments, reflecting the continued launch and ramp up of new programs and a slightly more favorable mix.

General Engineering value added revenue in the first quarter 2021 increased 23% to $72 million compared to the second half 2020 run-rate on a 24% increase in shipments reflecting continued strong underlying demand and re-stocking in the supply chain. Compared to the prior year period, value added revenue for general engineering applications increased approximately 18% on a 14% increase in shipments.

Adjusted EBITDA of $38 million in the first quarter 2021 increased $8 million compared to the second half 2020 run-rate inclusive of the previously noted $15 million of additional revenue. Compared to the record prior year period, adjusted EBITDA decreased $22 million reflecting the total sales impact of approximately $26 million, offset by lower costs flexed with the reduction in volume. Adjusted EBITDA as a percentage of value added revenue was 21.8% in the first quarter 2021 as compared to 27.4% in the prior year period.

Reported operating income for the first quarter 2021 was approximately $17 million. Adjusting for approximately $7 million of non-run-rate benefits, including $11 million Warrick transaction fees and integration costs, operating income for the first quarter 2021 was approximately $24 million, compared to $46 million in the prior year quarter.

Reported net income for the first quarter 2021 was $5 million, or $0.28 per diluted share, compared to net income and diluted earnings per share of $29 million and $1.81, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $10 million or $0.64 per diluted share for the first quarter 2021, compared to adjusted net income of $30 million or $1.90 per diluted share for the first quarter 2020, reflecting the impact of the lower operating income as discussed above and approximately $6 million of additional pre-tax interest expense related to senior notes.

Cash Flow and Liquidity

Adjusted EBITDA of $38 million reported in the first quarter 2021 funded approximately $9 million of capital investments, $12 million of interest payments and $12 million of cash returned to shareholders through quarterly dividends.

The acquisition of Alcoa Warrick LLC closed on March 31, 2021 and was funded with existing cash on hand, and the assumption of other post-employment benefits (“OPEB”) liabilities. Total cash paid at closing was $624 million reflecting working capital adjustments and transaction fees, subject to post-closing adjustments.

As of March 31, 2021, the Company had cash and cash equivalents of approximately $128 million, and borrowing availability under the Company's revolving credit facility of approximately $367 million providing total liquidity of $495 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

Following the acquisition of Warrick, the Company anticipates capital spending will be $75 million to $85 million for the full year 2021.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, April 29, 2021, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2021 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 697-5978, and accessed internationally at

(630) 691-2750. The conference call ID number is 9020137. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including capital spending strategies and decisions; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively flex costs in response to changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies continue to drive innovative solutions and further advance its capabilities, (j) the completion of purchase price allocation and other adjustments in connection with the Warrick acquisition, and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2020 and Form 10-Q for the quarter ended March 31, 2021. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended March 31,
	2021	2020
	(In millions of dollars, except share and per share amounts)
Net sales	$324.0	$369.3
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	262.5	286.6
Depreciation and amortization	13.5	13.2
Selling, general, administrative, research and development	31.8	23.9
Restructuring benefit	(0.7)	—
Total costs and expenses	307.1	323.7
Operating income	16.9	45.6
Other expense:
Interest expense	(12.3)	(6.1)
Other expense, net	(0.4)	(0.8)
Income before income taxes	4.2	38.7
Income tax benefit (provision)	0.3	(9.6)
Net income	$4.5	$29.1
Net income per common share:
Basic	$0.28	$1.83
Diluted[2]	$0.28	$1.81
Weighted-average number of common shares outstanding (in thousands):
Basic	15,805	15,838
Diluted[2]	15,987	16,008

[1]	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2021 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

NOTE: Balance Sheet as of March 31, 2021 will be included with the Company’s Form 10-Q for the quarter ended March 31, 2021 and subject to final purchase price allocation adjustments related to our acquisition of Alcoa Warrick LLC.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly
	1Q21	2H20 AVG	4Q20	3Q20	2Q20	1Q20
GAAP net income (loss)	$4.5	$3.2	$5.9	$0.4	$(6.6)	$29.1
Interest expense	12.3	12.2	12.2	12.1	10.5	6.1
Other expense, net	0.4	0.5	0.6	0.5	(0.5)	0.8
Income tax (benefit) provision	(0.3)	(0.5)	(0.2)	(0.7)	1.3	9.6
GAAP operating income	16.9	15.4	18.5	12.3	4.7	45.6
Mark-to-market (gain) loss[1]	(0.3)	(1.6)	(1.5)	(1.7)	0.5	0.1
Restructuring (benefits) charges	(0.7)	(2.2)	(4.9)	0.5	11.9	—
Acquisition costs	11.0	2.7	4.2	1.3	—	—
Other operating NRR (gain) loss[2,3]	(2.9)	2.7	(0.9)	6.2	4.3	0.5
Operating income, excluding operating NRR items	24.0	17.0	15.4	18.6	21.4	46.2
Depreciation and amortization	13.5	13.0	13.1	12.9	13.0	13.2
Adjusted EBITDA [4]	$37.5	$30.0	$28.5	$31.5	$34.4	$59.4

GAAP net income (loss)	$4.5	$3.2	$5.9	$0.4	$(6.6)	$29.1
Operating NRR Items	7.1	1.6	(3.1)	6.3	16.7	0.6
Non-operating NRR Items [5]	0.6	1.1	1.2	1.1	1.2	1.2
Tax impact of above NRR Items	(1.9)	—	1.6	(1.7)	(5.6)	(0.5)
Adjusted net income	$10.3	$5.9	$5.6	$6.1	$5.7	$30.4

Net income (loss) per share, diluted[6]	$0.28	$0.20	$0.37	$0.02	$(0.41)	$1.81
Adjusted earnings per diluted share [6]	$0.64	$0.37	$0.35	$0.39	$0.36	$1.90

[1]

Mark-to-market (gain) loss on derivative instruments for 2021 and 2020 represents: (i) the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above; (ii) (gain) loss on non-designated commodity hedges; and (iii) reclassifications out of Accumulated other comprehensive loss due to forecasted transactions no longer probable of occurring. Adjusted EBITDA reflects the realized (gain) loss of such settlements.

[2]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3]

Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, impairment loss, environmental expenses and workers' compensation cost (benefit) due to discounting.

[4]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[5]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost.
[6]	Diluted shares for EPS are calculated using the treasury stock method.